Exhibit 99.1

Devcon International Corp. Announces Resignation of CFO

Boca Raton, FL.—(February 15, 2007)—Devcon International Corp. (NASDAQ: DEVC), a leading regional electronic security services provider, announced today that George Hare has stepped down as Chief Financial Officer. Robert Farenhem will replace Mr. Hare as CFO, a position Mr. Farenhem previously held from April 2005 through December 2005.

Richard Rochon, Acting CEO stated, “Robert Farenhem is an extremely capable financial executive who has served in this capacity before and will help guide Devcon through this transition period.”

Mr. Farenhem has been a Principal and the Chief Financial Officer of Royal Palm Capital Partners (“Royal Palm Capital”), since April 2003 and has been a director and officer of Coconut Palm Acquisition Corp., a blank check company, since April 29, 2005. Between April 18, 2005 and December 20, 2005, Mr. Farenhem was the Company’s Interim Chief Financial Officer. Prior to joining Royal Palm Capital, from February 2002 through April 2003, Mr. Farenhem was Executive Vice President of Strategic Planning and Corporate Development for Bancshares of Florida and Chief Financial Officer for Bank of Florida. Previously, from October 1998 through February 2002, Mr. Farenhem was an Investment Banker with Bank of America Securities.

About Devcon

Devcon has three operating divisions. The Security Division, (http://www.devcon-security.com) which provides electronic security services to commercial and residential customers in selected markets, is the eleventh largest security monitoring and alarm company in the U.S. and the second largest in Florida. The Construction Division dredges harbors, builds marine facilities and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Item 1A – Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2005 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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For More Information: ☐ Stan Smith ☐ (561) 955-7300 ☐